News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS IMPROVED NINE MONTH EARNINGS

York, Pennsylvania, November 8, 2004: The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the first nine months and the third quarter of 2004.

President Osman reported that the first nine months operating revenues of $16,430,000 increased 5.4% over the first nine months of 2003, and that net income of $3,866,000 increased 17.1% compared to the first nine months of 2003. The increase in net income is attributed to a non-recurring after-tax gain on the sale of land, increased interest applied to construction, and increased revenues. President Osman also reported that third quarter operating revenues of $5,569,000 declined 3.7% compared to third quarter 2003, and that third quarter net income of $1,239,000 declined by 17.1% compared to the third quarter of 2003. A high volume of rainfall resulting in reduced consumption contributed to the decline in revenues. A rate increase effective in early November will strengthen revenues in the fourth quarter.

During the first nine months of 2004, the Company incurred $21,596,000 on construction projects, primarily on the Susquehanna River Pipeline Project, and additionally to expand its service territory. The Pipeline Project will increase capacity by 50%, or 12 million gallons per day, and will allow the Company to meet the water needs of its current and future customers, and will set aside the possibility of water rationing, plant closings and discontinued operations associated with drought emergencies and water restrictions. The pipeline is expected to be operational in early November.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2004	2003	2004	2003
Water Operating Revenues	$5,569	$5,786	$16,430	$15,592
Net Income	$1,239	$1,494	$3,866	$3,301
Average Number of Common Shares Outstanding	6,770	6,365	6,542	6,380
Basic Earnings Per Common Share	$0.18	$0.24	$0.59	$0.52
Dividends Paid Per Common Share	$0.145	$0.130	$0.435	$0.400

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